UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2023

COJAX OIL AND GAS CORPORATION

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	333-257331 (Commission File Number)	46-1892622 (I.R.S. Employer Identification No.)

3033 Wilson Boulevard, Suite E-605 Arlington, Virginia (Address of principal executive offices)	22201 (Zip Code)

Registrant’s telephone number, including area code: (703) 216-8606

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          X

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Reference is made to the disclosure set forth under Item 5.02 below, which disclosure is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 5.02 below, which disclosure is incorporated herein by reference.

The shares of Preferred Stock (as defined below) issued to Jeffrey J. Guzy and Wm. Barrett Wellman are exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as transactions by an issuer not involving a public offering.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2023, CoJax Oil and Gas Corporation, a Virginia corporation (the "Company"), entered into a Restricted Stock Grant Agreement with Jeffrey J. Guzy, the Company's Chief Executive Officer, and Director ("Guzy Agreement"), pursuant to which the Company granted to Mr. Guzy 25,000 restricted shares of the Company's Series A Convertible Preferred Stock, $0.01 par value per share ("Preferred Stock") in lieu of past-due cash compensation for services rendered by Mr. Guzy as Chief Executive Officer in 2022.  On January 25, 2023, the Company also entered into a Restricted Stock Grant Agreement with Wm. Barrett Wellman, the Company’s Chief Financial Officer (the “Wellman Agreement"), pursuant to which the Company granted and issued to Mr. Wellman 25,000 restricted shares of Preferred Stock in lieu of past-due cash compensation for services rendered by Mr. Wellman as Chief Financial Officer in 2022.

The terms of the Guzy Agreement and Wellman Agreement provide for:

(1) piggyback registration rights for any shares of the Company’s common stock, $0.01 par value (the “Common Stock”), to be issued upon conversion of the Preferred Stock, if any, which registration rights will expire on January 25, 2024, and

(2)  a one-year restriction on the sale, transfer, pledge, or encumbrance of the Preferred Stock, which one-year period expires on the first annual anniversary of the Preferred Stock's grant date.  The restriction does not apply to shares of Preferred Stock if such shares are sold pursuant to an effective registration statement under the Securities Act or for shares of Common Stock issued upon conversion of the Preferred Stock.

On February 14, 2023, the Company entered into a new employment agreement with Mr. Guzy (the “Guzy 2023 Employment Agreement”), pursuant to which Mr. Guzy will continue serving the Company as Chief Executive Officer, President and Chairman of the Company.  The Guzy 2023 Employment Agreement has a 3-year term through February 14, 2026, unless terminated earlier pursuant to the terms of the Guzy 2023 Employment Agreement.  Pursuant to the Guzy 2023 Employment Agreement, Mr. Guzy will be paid a base salary of $120,000 per annum, which salary will accrue and can either be paid in total when the Company is adequately funded or, alternatively, the accrued unpaid base salary can be converted into shares of the Company’s common stock at the lower conversion price of the initial public offering price of $2.00 or current market price at the time of conversion by Mr. Guzy. Pursuant to the Guzy 2023 Employment Agreement, Mr. Guzy may participate in any incentive compensation and other benefit plans may be granted bonus performance bonus payments to be paid in cash, stock, or both. In addition, the Guzy 2023 Employment Agreement includes provisions for paid vacation time and expense reimbursement.

The Guzy 2023 Employment Agreement may be terminated (i) immediately upon Mr. Guzy’s death or Disability; (ii) by the Company for Cause; (iii) by Mr. Guzy for Good Reason (as these terms are defined in the Guzy 2023 Employment Agreement or (iv) other than for Cause or Good Reason, by Mr. Guzy or the Company upon not less than sixty (60) days prior written notice of termination. If Mr. Guzy terminates the employment for a Good Reason, then he would be entitled to: a cash payment, payable in equal installments over a six (6) month period after Mr. Guzy terminates employment, equal to the sum of the following:  (a) subject to the payment of the following sums not causing the insolvency of the Company, the equivalent of the greater of (i) twenty-four (24) months of Mr. Guzy’s then-current base salary or (ii) the remainder of the term of the Guzy 2023 Employment Agreement; plus  (b) any previously earned but unpaid salary through Mr. Guzy’s final date of employment, being Mr. Guzy’s termination of employment.

The foregoing summaries of the above-referenced Guzy  Agreement, Wellman Agreement, and Guzy 2023 Employment Agreement do not purport to be complete and are qualified in their entirety by reference to those agreements, copies of which are attached as Exhibits 10.1, 10.2, and 10.3, respectively to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Restricted Stock Grant Agreement dated January 25, 2023, between CoJax Oil and Gas Corporation and Jeffrey Guzy
10.2	Restricted Stock Grant Agreement dated January 25, 2023, between CoJax Oil and Gas Corporation and Wm. Barrett Wellman
10.3	Employment Agreement dated February 14, 2023, between CoJax Oil and Gas Corporation and Jeffrey Guzy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2023	COJAX OIL AND GAS CORPORATION

	By:	/s/ Jeffrey J. Guzy
	Name:	Jeffrey J. Guzy
	Title:	Chief Executive Officer